Exhibit 99.1

TherapeuticsMD Announces Full Year 2025 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)—March 30, 2026 -- TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the full year ended December 31, 2025.

Full Year 2025 Financial Results

Net Loss from Continuing Operations

●	Net loss from continuing operations was $(0.7) million, or $(0.06) per basic and diluted common share, an improvement of $1.7 million, compared to net loss from continuing operations of $(2.3) million, or $(0.20) per basic and diluted common share, for 2024.

License Revenues from Continuing Operations

●	License revenue, primarily from the Mayne License Agreement, totaled $3.0 million during the year ended December 31, 2025, an increase of $1.3 million, or 71.6%, compared to $1.8 million in license revenue during the year ended December 31, 2024. The increase is primarily attributable to changes in sales of licensed products.

Total Operating Expenses from Continuing Operations

●	Total operating expenses for 2025 were $7.4 million, a decrease of $0.5 million, or 5.9%, compared to $7.9 million for 2024. The decrease was primarily attributable to lower impairment charges recognized in 2025 compared to 2024, which were partially offset by higher bonus expense and increased costs related to investor communications.

Evaluation of Strategic Alternatives

●	The Company continues to evaluate a variety of strategic alternatives that may include, but are not limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions involving the Company. Although the Company is exploring potential strategic alternatives, there can be no assurance of a transaction, a successful outcome of these efforts, or the form or timing of any such outcome. The Company has not established a timetable for completion of this exploration process and does not intend to disclose further developments unless and until it is determined that disclosure is appropriate or necessary.

Balance Sheet

●	As of December 31, 2025, the Company’s cash and cash equivalents totaled $7.5 million.

About TherapeuticsMD

TherapeuticsMD was previously a women’s healthcare company with a mission of creating and commercializing innovative products to support the lifespan of women from pregnancy prevention through menopause. In December 2022, the Company changed its business to become a pharmaceutical royalty company, primarily collecting royalties from its licensees. The Company is no longer engaging in research and development or commercial operations.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies, including the exploration of potential strategic alternatives that may include, but are not limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions, and the completion of such a review process and the potential timing, outcome and ability of any such strategic alternatives to create stockholder value, as well as statements, other than historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future, including statements regarding the Company’s financial condition, liquidity, results of operations and royalty revenues. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether the Company’s licensees will be successful at commercializing the products that they licensed and acquired from TherapeuticsMD; the Company’s dependence upon third parties for the manufacture and supply the Company’s women’s healthcare products; whether coverage and reimbursement is available for the Company’s products; the outcome of the Company’s ongoing disputes with Mayne Pharma; time and costs associated with winding down the Company’s operations;; the Company’s ability to remain listed on Nasdaq; the impact of transitions in the Company’s senior management team; the impact of government regulation, including those resulting from healthcare reform and drug pricing initiatives; whether we are able to protect the proprietary nature of the intellectual property covering the Company’s hormone therapy pharmaceutical products; competition from branded and generic products; and the Company’s ability to continue as a going concern.

Marlan D. Walker
Chief Executive Officer
561-961-1900
IR@TherapeuticsMD.com

Lisa M. Wilson
In-Site Communications, Inc.
212-452-2793
lwilson@insitecony.com

Source: TherapeuticsMD, Inc.